Exhibit 2.1

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated April 28, 2026 (this “Amendment”), is entered into by and among CrossCountry Intermediate Holdco, LLC (“Parent”), CrossCountry Merger Corp. (“Merger Sub”) and Two Harbors Investment Corp. (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on March 27, 2026, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.            Increase to the Merger Consideration. In Section 3.1(a)(i) of the Merger Agreement, the reference to “$10.80” is hereby amended to be “$11.30”.

2.            Increase to the Company Termination Fee. In the definition of “Company Termination Fee” in the Merger Agreement, the reference to “$25,400,000.00” is hereby amended to be “$50,000,000”.

3.            Amendment to UWM Termination Fee Refund. Section 8.3(c) of the Merger Agreement is amended and restated to be as follows:

“(c)         If this Agreement is validly terminated (i) by Parent pursuant to a Terminable Breach by the Company pursuant to Section 8.1(b)(iii), or (ii) pursuant to any circumstance in which the Company Termination Fee is payable by the Company to Parent as a result of UWM or an affiliate thereof entering into an agreement providing for a Company Superior Proposal, then the Company shall pay or cause to be paid to Parent (or as directed by Parent) a termination fee, in return for the payment by Parent of the UWM Termination Fee, in an amount equal to the UWM Termination Fee (the “UWM Termination Fee Refund”), (A) in the case of a termination by the Company pursuant to Section 8.1(d), contemporaneously with such termination, and (B) in all other circumstances in which the Company Termination Fee is payable by the Company to Parent, or upon a valid termination of this Agreement by Parent pursuant to a Terminable Breach by the Company pursuant to Section 8.1(b)(iii), within three Business Days following such termination.”

4.            Closing Condition with Respect to Business Permits. A new Section 7.3(d) as set forth below is hereby added to the Merger Agreement:

“(d)        Business Permit Consents. Each of the Consents with respect to the Business Permits shall have been obtained.”

5.            References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to March 27, 2026.

6.            Other Miscellaneous Terms. The provisions of Article IX of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

7.            Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

8.            Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland (without giving effect to choice of law principles thereof).

9.            Counterparts. This Amendment may be executed by facsimile and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Remainder of page intentionally left blank.]

The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CrossCountry Intermediate Holdco, LLC

By:	/s/ Ron Leonhardt
Name:	Ron Leonhardt
Title:	Chief Executive Officer

CrossCountry Merger Corp.

By:	/s/ Ron Leonhardt
Name:	Ron Leonhardt
Title:	Chief Executive Officer

Two Harbors Investment Corp.

By:	/s/ William Greenberg
Name:	William Greenberg
Title:	President and Chief Executive Officer